EXHIBIT (j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Calvert Impact Fund, Inc.:

We consent to the use of our report, incorporated herein by reference, dated November 23, 2016, with respect to the financial statements of Calvert Small Cap Fund, Calvert Global Energy Solutions Fund, Calvert Global Water Fund, and Calvert Green Bond Fund, each a series of Calvert Impact Fund, Inc., as of September 30, 2016, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 25, 2017